As filed with the Securities and Exchange Commission on April 21, 1997.
===========================================================================

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549
                           ____________________
                POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-3
                               TO FORM SB-2
                                   UNDER
                        THE SECURITIES ACT OF 1933
                           ____________________
                 INTERSTATE NATIONAL DEALER SERVICES, INC.
          (Exact name of Registrant as specified in its charter)

   Delaware                       6411                      11-3078398
(State or other       (Primary standard industrial       (I.R.S. Employer
jurisdiction of        classification code number)      Identification No.)
incorporation or
organization)

                       333 Earle Ovington Boulevard
                       Mitchel Field, New York 11553
                              (516) 228-8600
           (Address, including zip code, and telephone number,
     including area code, of Registrant's principal executive offices)
                           ____________________
                              Chester J. Luby
                 INTERSTATE NATIONAL DEALER SERVICES, INC.
                       333 Earle Ovington Boulevard
                       Mitchel Field, New York 11553
                              (516) 228-8600
         (Name, address, including zip code, and telephone number,
                including area code, of agent for service)
                           ____________________
                                Copies To:
              Robinson Silverman Pearce Aronsohn & Berman LLP
                        1290 Avenue of the Americas
                         New York, New York  10104
                  Attention:  Kenneth L. Henderson, Esq.
       Approximate date of commencement of proposed sale to public:
From time to time after the effective date of this Registration Statement.

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /x/

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/
___________

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/ ___________

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /_/ ________

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

===========================================================================

                           SUBJECT TO COMPLETION
                PRELIMINARY PROSPECTUS DATED APRIL 21, 1997


    INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED
    WITH THE SECURITIES AND EXCHANGE COMMISSION.  THESE SECURITIES MAY
       NOT BE SOLD NOR MAY OFFERS BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL
      NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE
     IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR
       TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF
                              ANY SUCH STATE.

                             1,225,100 Shares


                 INTERSTATE NATIONAL DEALER SERVICES, INC.

 Shares of Common Stock Issuable upon Exercise of Redeemable Common Stock Purchase Warrants
                      _______________________________


This Prospectus relates to the registration of 1,225,100 shares of common stock, par value $.01 per share (the "Common Stock"), of Interstate National Dealer Services, Inc. (the "Company"), which are issuable upon exercise of the outstanding Redeemable Common Stock Purchase Warrants (the "Warrants"). The Warrants were issued by the Company as part of its public offering on July 29, 1997 of 1,225,100 Units (each Unit consisting of one Warrant and one share of Common Stock) and the sale of 133,000 shares of Common Stock of a selling shareholder of the Company. All of the shares of Common Stock issuable on exercise of the Warrants (the "Warrant Shares") are being registered for their issuance to persons who exercise the Warrants on or after the date hereof. The Company will receive gross proceeds of $5.50 per Warrant Share issued upon exercise of the Warrants.

The Warrants are exercisable until 5:00 p.m., Eastern Standard Time, on July 21, 1999 (unless earlier redeemed). As of the date of this Prospectus, each Warrant will entitle the holder to purchase, at an exercise price of $5.50 per share (subject to adjustment in certain circumstances), one Warrant Share (the "Exercise Price"). The Company has reserved 1,225,100 Warrant Shares for issuance upon exercise of the Warrants, being the maximum number of shares that will be issuable upon exercise of the Warrants. The Exercise Price is also subject to adjustment upon the occurrence of certain events. See "Description of Securities -- Warrants."

The Common Stock and the Warrants are quoted on the National Market of The National Association of Securities Dealers' Automated Quotation System ("Nasdaq") under the trading symbols "ISTN" and "ISTNW," respectively. On April 16, 1997, the closing price of the Common Stock on Nasdaq was $6.75 per share.

For a discussion of certain matters which should be considered by prospective investors, see "Risk Factors."


       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
               COMMISSION OR ANY STATE SECURITIES COMMISSION
                  PASSED UPON THE ACCURACY OR ADEQUACY OF
                    THIS PROSPECTUS. ANY REPRESENTATION
                  TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is April __, 1997.

                           AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith is required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at its offices at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional office of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Additionally, the Commission maintains a Web site containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address for such Web site is http://www.sec.gov.

    The Common Stock and Warrants are quoted on Nasdaq and reports, proxy statements and other information concerning the Company may also be inspected at Nasdaq.

    The Company has filed with the Commission a Post-Effective Amendment No. 1 on Form S-3 to its Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Warrant Shares offered hereby. This Prospectus, which constitutes a part of the Registration statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document which is filed as an exhibit to the Registration Statement are not necessarily complete, and each statement is qualified in its entirety by reference to the full text of such contract or document. For further information with respect to the Company and the Warrant Shares offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof, which may be inspected and copied at the public reference facilities of the Commission referred to above.

    The Company furnishes stockholders with annual reports containing audited financial statements. The Company also furnishes its common stockholders with proxy material for its annual meetings complying with the proxy requirements of the Exchange Act.


                    DOCUMENTS INCORPORATED BY REFERENCE

    The following documents which have been filed by the Company with the Commission are incorporated in this Prospectus by reference:

    1. The Company's Annual Report on Form 10-KSB for the year ended October 31, 1996.

    2.   The Company's Proxy Statement for its Annual Meeting of
Stockholders on April 16, 1997.

    3. The Company's Quarterly Report on Form 10-QSB for the quarter ended January 31, 1997.

    4. The Company's Current Report on Form 8-K dated December 23, 1996 and filed with the Commission on December 23, 1996.

    5. The description of the Common Stock contained in the Company's registration statement under Section 12 of the Exchange Act and all amendments and reports filed for the purpose of updating that description.

    6. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since October 31, 1996.

    All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be a part of this Prospectus from the date of filing of such reports and documents.

    Any statement contained herein or in a document which is incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement in any subsequently filed document that is also deemed to be incorporated by reference herein modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    This Prospectus incorporates documents by reference which are not presented or delivered herewith. These documents are available upon written or oral request from the Company, without charge, to each person to whom a copy of this Prospectus has been delivered, including a copy of its most recent Annual Report to Stockholders, other than exhibits to those documents. Requests should be directed to Interstate National Dealer Services, Inc., Attention: Chief Financial Officer, 333 Earle Ovington Boulevard, Mitchel Field, New York 11553 (telephone (516) 228-8600).

    THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION BY ANYONE TO ANY PERSON IN ANY STATE, TERRITORY OR POSSESSION OF THE UNITED STATES IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED BY THE LAWS THEREOF, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

    THE FOLLOWING STATEMENT IS REQUIRED BY FLORIDA LAW: THE COMPANY AND ITS AFFILIATES DO NOT DO BUSINESS WITH THE GOVERNMENT OF CUBA OR WITH ANY PERSON OR AFFILIATE LOCATED IN CUBA.


                                THE COMPANY

    The Company designs, markets and administers service contacts and warranties for new and used motor vehicles and recreational vehicles and, to a lesser extent, watercraft, motorcycles and other vehicles. A vehicle service contract is an agreement between either the dealer or the administrator and the vehicle purchaser under which the dealer or the administrator agrees to replace or repair for a specific term designated vehicle parts in the event of a mechanical breakdown. Vehicle service contracts supplement, or are in lieu of, manufacturers' warranties and provide a variety of extended coverage options (typically ranging from three months to seven years and/or 3,000 miles to 150,000 miles) generally offered for sale by dealers to vehicle purchasers in a manner similar to other options. In some instances, service contracts are sold directly to the vehicle owners by the Company or others.

    The Company offers a variety of vehicle service contract and warranty programs through its nationwide sales force of approximately 100 independent sales agents consisting of both companies and individuals (the "Agents"). The Company enters into a non-exclusive agreement with each dealer, under which the Company obtains insurance coverage to cover such dealer's liability for claims under its vehicle service contracts and assists such dealer, and purchasers, with the making, processing and adjustment of claims. The Company also administers service contracts and claims for other service contract marketers ("Private Labels").

    In April 1995, the Company formed an affiliated insurance company, National Service Contract Insurance Company Risk Retention Group, Inc. ("NSC"). Prior to March 1996, substantially all of the insurance policies arranged by the Company as administrator to its dealers had been underwritten by The Travelers Indemnity Company ("Travelers") and National Warranty Insurance, Risk Retention Group ("National Warranty"). Commencing March 1996, the insurance policies arranged by the Company have been underwritten by Travelers and NSC.

    Each dealer pays a net rate for each service contract or warranty sold by such dealer. This payment includes (i) an administrative fee for the Company from which the Company pays any commission due the Agent, (ii) insurance premiums and fees for the insurance underwriter, and (iii) a claims reserve to be placed in an interest-bearing loss reserve account maintained for the benefit of the contract purchaser. The net rate for service contracts ranges from $75 to over $3,000 per contract with a typical average net rate per contract of $360 for a new car, $400 for a used car and $500 for a new or used recreational vehicle. Each dealer is free to determine the price at which it will sell the service contract to the purchaser. The amount a dealer charges for the service contract in excess of the net rate is additional income to such dealer. The administrative fee for the Company ranges from $30 to $212 (prior to the payment to the Agent of any commission which generally ranges form $10 to $100) per contract, which fee varies based on the type of service contract sold by a dealer.

    The various vehicle service contract programs offered by the Company are designed to provide dealers with an additional source of revenue and to increase dealers' ability to sell vehicles. For example, certain of the Company's programs provide that dealers and other participants (such as Agents) who reach certain sales volumes receive additional revenues if, and to the extent, claims paid on their service contracts are less than the claims reserves maintained for such contracts. Under certain circumstances, the Company may also be entitled to unconsumed claims reserves, including reserves attributable to dealers who have not achieved specified sales volumes of service contracts.

    The Company's business has historically focused on extended warranties for new automobiles and, to a lesser extent, used cars. In the past two fiscal years, however, the mix of the Company's business has changed such that a higher percentage of sales are from warranties for used cars. In addition, the Company has expanded into other markets, such as recreational vehicles and watercraft, and has realized an increasing portion of revenues from its recreational vehicle programs.

    The Company markets its services and products, using its network of independent Agents, primarily to dealers and, to a lesser extent, leasing companies, finance companies and other service contract marketers. The Company promotes is services and products to the Agents and, to some extent, to dealers primarily through the participation of the Company at trade shows and advertising in trade publications. The Company has also obtained Agents and dealers through recommendations and referrals from existing Agents and dealers and others, some of which receive a commission from the Company upon the sale of its services and products. To assure a high level of competence and awareness of its current administrative services and products, the Company provides initial and on-going training for its Agents and dealers.

    The dealers participating in the Company's programs sell motor vehicles and recreational vehicles manufactured by all of the major manufacturers whose products are sold in North America. Most of the Company's dealers sell products from more than one manufacturer.
Accordingly, the Company does not focus its sales and marketing efforts on any one vehicle manufacturer or on any small group of manufacturers.

    To improve its market penetration in these markets, as well as in the new and used motor vehicle and recreational vehicle industries, the Company
(a) formed NSC to underwrite insurance policies arranged for by the Company and (b) has increased its promotional and advertising efforts through additional participation in trade shows, increased advertising in trade publications and the recruitment of new Agents.

    The Company enters into an independent agent agreement with each of its Agents which is terminable at any time by the Company or the Agent upon 30 days' written notice or by the Company immediately for cause. The agreement provides that, among other things, the Agents solicit dealers, on a non-exclusive basis, for the Company within designated territories which may include one or more states or portions thereof. Most Agents are compensated on a flat rate commission basis. Agents may sell products and services of other companies, including competitors of the Company and have no obligation to sell the products and services offered by the Company. As of October 31, 1996, the Company had approximately 100 "active" Agents (that is, Agents who within the prior 12 months have sold the Company's products and services).

    In order to sell service contracts to vehicle owners who had not purchased a service contract through their dealers at the time of the vehicle purchase, the Company also makes sales through its own and a third party's direct marketing facility. To facilitate such sales, the Company offers a service contract financing program. Under the Company's financing program, a purchaser of a service contract is given the option to pay for such contract on a monthly basis over a period of time, without interest. The Company believes its exposure from these financed contracts is minimal because the service contract is terminated if the purchaser fails to make monthly payments to the Company.

    The Company was incorporated in Delaware in 1991 and commenced operations in November 1991 with the purchase of certain assets and the assumption of certain liabilities of INDS Group, Inc., a California corporation which commenced operations in 1981 under the name Interstate National Dealer Services Group, Inc.

    The principal executive offices of the Company are located at 333 Earle Ovington Boulevard, Mitchel Field, New York and its telephone number is (516) 228-8600.

                               RISK FACTORS

    In addition to other matters, prospective investors should carefully consider the following risk factors before making an investment in the Warrant Shares:

Seasonality

    A sale of a service contract by the Company is dependent upon the sale of the primary product (such as motor vehicles) covered by the service contract. As a result, the Company's revenues are reduced in the winter months when sales of new and used motor vehicles and recreational vehicles are lower in some regions than during the other months of the year.

Government Regulation

    The service contract programs developed and marketed by the Company and its related operations are regulated by the statutes and regulations of a number of states. Generally, some statutes require registration of administrators and some statutes concern the scope of service contract coverage and the content of the service contract or warranty document. In the latter instances, these state statutes typically require that specific provisions be included in the contract or warranty expressly stating the purchaser's rights in the event of a claim, how the service contract may be cancelled and identification of the insurance underwriter indemnifying the dealers or administrators against loss for performance under the terms of the contracts. The Company believes that it is in compliance in all material respects with the applicable regulations governing vehicle service contracts and warranties in the states in which it does business, and in some cases relies on its insurance underwriters and their managing agents to monitor such regulations and respond to any inquiries from state authorities.

    The issuance of insurance policies in respect of service contracts is regulated under the insurance laws and regulations of the various states. Although the Company believes that its activities as a service contract administrator are not directly proscribed by such regulations, the Company's ability to perform its activities as a service contract administrator is affected by such regulations. The Company does not believe that as a result of performing such activities it can be characterized as an insurance company or insurance agent under any state insurance statute in the states in which it currently operates. In the event that any state insurance statute requires the Company to comply therewith or become an insurance agent, the Company will evaluate the cost of such compliance to determine whether the Company will conduct business
in the state.   NSC, the Company's insurance affiliate, is regulated by
federal statutes and must comply with certain state registration requirements. The Company believes that NSC is in compliance in all material respects with the various laws and regulations in the states in which NSC does business.

    In addition, it is possible that some states in which the Company now conducts business may effect changes in the current laws which may regulate the activities of the Company, including the imposition of new financial or other requirements on the Company. In such event, the Company would have to meet the regulatory requirements or cease to conduct business in such state or states.

    The Company does business in 48 states and believes it has complied in all material respects with applicable regulations in all such states. Of such 48 states, the Company is able to sell only certain products and services in Connecticut, Wisconsin and Washington because of certain insurance regulations in these states.

New Markets

    The Company from time to time conducts research as to the feasibility of entry into new markets for service contracts on non-vehicle products (such as home warranties, electronics and appliances) and, depending upon the results, may enter into some of such markets. While the Company believes that its vehicle service contract administrative experience and facilities can be adapted to administration of service contracts for such new markets, management's experience is solely in the vehicle sales and service industry and significant aspects of such potential new markets may differ greatly. For example, the Company has no experience in risk assessment, setting of appropriate loss reserves or pricing with respect to service contracts in such markets. In addition, there may be significant competition in any one or more markets from manufacturers of products or established third-party administrators. Further, the Company would be required to establish appropriate distribution networks to market, promote and sell such new products and services, which could vary from market to market. Accordingly, no assurance can be given that the Company will be successful in entering into such potential new markets.

Dependence on Agents

    The Company primarily sells its products and services to dealers through its nationwide sales force of approximately 100 independent sales agents consisting of both companies and individuals ("Agents"), who not only market the Company's program to potential dealers but, once enrolled, provide the dealers with on-site training and service. Agents are under no obligation to market any of the Company's products and services, may offer products and services of competitors and may terminate their relationship with the Company at any time. One Private Label has accounted for approximately 11% of all administrative fees received by the Company during the fiscal year ended October 31, 1996. If such Private Label producer terminates or significantly curtails its relationship with the Company, the Company's revenues could be materially adversely affected. In addition, while the nature of certain of the Company's programs provides incentives for dealers to utilize the Company's programs, the Company's on-going relationship with a dealer, and thus the derivation of additional revenues from such dealer, is often dependent, to a certain extent, upon the ability of an Agent to keep such dealer satisfied with the quality of the products and services offered by the Company. Accordingly, the Company's growth and revenues will, in part, be substantially dependent upon its relationships with its Agents, and upon the ability of its Agents to successfully recruit dealers and maintain their relationships with such dealers.

Dependence on Dealers

    The Company derives revenues primarily if and to the extent that dealers enter into vehicle service contracts or warranties with vehicle purchasers. Furthermore, dealers are under no obligation to market vehicle service contracts. Accordingly, the Company's revenues, and profitability, are substantially dependent upon the ability and efforts of dealers to successfully market such contracts. The successful marketing of service contracts by dealers depends upon many factors beyond the Company's control, including, among other things, economic factors affecting foreign or domestic motor vehicle sales, the availability of insurance covering claims under these contracts, the scope and terms of warranties offered by manufacturers and the existence of competitive programs.


Direct Marketing Programs

    The Company has developed and is expanding the marketing of its service contract programs directly to consumers (rather than through agents and dealers). The continued expansion of these direct marketing programs cannot, however, be assured. The success of the Company's direct marketing programs depends on factors including the availability of information regarding purchasers of new and used motor vehicles, recreational vehicles and other products, regulatory requirements and competition. To the extent the Company cannot increase or continue at current levels its direct marketing efforts, it will become more dependent on existing and new agents and dealers.

Dependence on Sales of Primary Products

    Sales of the Company's products and services are dependent upon the sale of the primary products, that is, motor vehicles and recreational vehicles. Thus any decrease in the sales of these products, whether due to economic factors or otherwise, is likely to have an adverse impact upon the Company's revenues and thus its profitability. In addition, if the Company enters into any new markets for service contracts on non-vehicle products, sales of the Company's service contracts will be dependent upon the sale of the primary product in such markets, for example, homes, electronics and appliances. Thus, any decrease in the sales of any primary products in any such non-vehicle markets the Company may enter, is also likely to have an adverse impact upon the Company's ability to sell its products and services in such potential markets.

Dependence on Insurance Coverage

    An integral part of the Company's service to dealers entails the Company obtaining and maintaining in effect insurance policies issued by an insurance company to cover producers' liability for claims under the service contracts administered by the Company. Although the Company believes there are a number of insurance companies which provide this type of coverage, to date, substantially all policies have been obtained by the Company for the dealers through Travelers and, until March 1996, National Warranty. There is no assurance that the Company will be able to continue to obtain required insurance coverage. Any underwriter can terminate its relationship with the Company upon the occurrence of a variety of events, including certain defaults by the Company or the insurance company's termination of its relationship with its managing agent. The loss of continued coverage would have a material adverse effect on the Company. In addition, there is no assurance the Company would be able to obtain replacement coverage from any other insurance carrier or risk retention group. Further, the Company's profitability depends to a great extent on the availability of insurance coverage at favorable rates. To the extent the Company is not able to offset any increased cost resulting from an increase in insurance rates, its operating results will be adversely impacted. Moreover, if insurance rates are significantly increased the Company may be required to arrange for insurance coverage from different carriers, but there is no assurance that it will be able to arrange for such alternative insurance coverage or that such alternative coverage will not also be at higher rates than in the past.

    The Company recently established NSC, an affiliated risk retention group insurance company, which is providing insurance for an increasing number of the Company's service contracts. NSC is a newly formed entity without an established market presence. In order to market programs that include insurance from NSC, it is necessary for NSC to obtain reinsurance from an established carrier. There can be no assurance that this reinsurance will continue to be available on satisfactory terms, or at all, or that a replacement reinsurer with suitable ratings could be engaged by NSC.

Claims for Repairs Substantially in Excess of Amounts Reserved

    In many instances the Company is obligated to indemnify NSC or NSC's reinsurance provider to the extent, if any, that claims under service contracts administered by the Company exceed reserves set aside for such purpose. Although the Company bases reserve amounts on historical actuarial figures and although, historically, claims under service contracts have not exceeded claims reserves, there can be no assurance that such reserves will be sufficient to cover the costs of all claims brought by consumers under service contracts at all times.

Competition

    The business of marketing administrative services and after market products to producers, and specifically services related to motor vehicle service contracts and warranties, is highly competitive and dominated by the major automotive manufacturers and other independent third-party administrators. The Company is unable to predict the extent, if any, to which automobile manufacturers will provide more extensive warranty protection on new vehicles or whether the revised warranty protection offered by manufacturers may reduce a dealer's ability to market vehicle service contracts on new vehicles such as those administered by the Company. The major automotive companies and some of the other competitors have significantly greater financial resources and operating resources than those of the Company. As a result of the competition, the Company may be unable to increase its fees by an amount necessary to cover any increases in costs. New companies in the future may present the Company with additional competition, the impact of which it is unable to assess at this time.

Dependence on Key Personnel

    The success of the Company is expected to be largely dependent on the efforts of Chester J. Luby, the Chairman and Chief Executive Officer of the Company, and Cindy H. Luby, its President and Chief Operating Officer. Mr. Luby and Ms. Luby have extensive experience in service contracts and administration. Mr. Luby owned and operated several automotive dealerships, marketed credit life insurance and service contract programs to dealerships and financial institutions and owned two credit life reinsurance companies prior to forming the Company. Ms. Luby was the Vice President and Chief Financial Officer of the Company since its inception in 1991 until her promotion to President and Chief Operating Officer in 1996. The loss of Mr. Luby or Ms. Luby before a qualified replacement is obtained could be detrimental to the Company. The Company has an employment agreement with each of Mr. Luby and Ms. Luby each of which expires in 2003.

Possible Volatility of Stock Price

    Factors such as new product developments, general trends in the vehicle sales, service and finance industries as well as quarterly varia-tions in the Company's results of operations and market conditions in general may cause the market price of the Common Stock to fluctuate significantly. The stock markets have experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors may adversely affect the market price of the Company's securities.


                              USE OF PROCEEDS

    The Company will receive gross proceeds of $5.50 per Warrant Share issued upon exercise of the Warrants, for an aggregate amount of up to $6,738,050. The Company will use such proceeds for general corporate purposes.



                         DESCRIPTION OF SECURITIES


    The following description of the Company's securities does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated By-Laws (the "By-Laws") and the Warrant Agreement (the "Warrant Agreement") between the Company and Continental Stock Transfer & Trust Company (the "Warrant Agent").

General

    The Company's authorized capital stock consists of 10,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). As of the date of this Prospectus, there are 3,384,233 shares of Common Stock and no shares of Preferred Stock outstanding.

Common Stock

    Holders of shares of Common Stock are entitled to one vote per share on all matters submitted to a vote of the Company's stockholders. Except as may be required by applicable law, holders of Common Stock do not vote separately as a class, but vote together with the holders of outstanding shares of other classes of voting capital stock. There is no right to cumulate votes for the election of directors. Stockholders holding a majority of the voting power of the capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of the Company's stockholders, and except as described below (see "Certain Certificate of Incorporation and By-Law Provisions"), the vote by the holders of a majority of such outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of the Certificate of Incorporation.

    Holders of shares of Common Stock are entitled to receive dividends, if, as and when declared by the Board of Directors out of funds legally available therefor, after payment of dividends required to be paid on outstanding shares of Preferred Stock. Upon liquidation of the Company, holders of shares of Common Stock are entitled to share ratably in all assets of the Company remaining after payment of liabilities, subject to the liquidation preference rights of any outstanding shares of Preferred Stock. Holders of shares of Common Stock have no conversion, redemption or preemptive rights. The rights of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of Preferred Stock. The outstanding shares of Common Stock are fully paid and nonassessable.

Warrants

    As of the date of this Prospectus, there are 1,225,100 Warrants outstanding. Each Warrant represents the right to purchase one share of Common Stock on or before 5:00 p.m., Eastern Standard Time, on July 21, 1999, at the initial exercise price of $5.50 per share. Since July 22, 1995, the Company has had the right to redeem each Warrant at a price of $.01 per Warrant, upon 30 days' written notice to the warrantholders of their right to exercise the Warrants within such 30-day period, if the average of the closing prices of the Company's Common Stock for 20 consecutive trading days ending no more than 10 days before the date on which such notice is given equals or exceeds $8.50 per share.

    The exercise price of the Warrants and the number of shares subject to the Warrants are subject to adjustment in certain events, including the issuance of Common Stock as a dividend on shares of Common Stock; subdivisions, combinations and reclassifications of the shares of the Common Stock; the distribution to all holders of Common Stock of evidences of indebtedness of the Company or assets (other than cash dividends); and the issuance of additional shares of Common Stock for less than the then current market price. Upon no less than 30 days' prior written notice to the holders of Warrants, the Company may reduce the exercise price of the Warrants. In addition, the Company may extend the term of the Warrants upon written notice to the Warrant Agent no less than five days prior to the expiration of the Warrants.

    Holders of Warrants will also be entitled to notice if the Company (i) grants holders of its Common Stock rights to purchase any shares of capital stock or any other rights, (ii) authorizes a reclassification, consolidation, merger or sale of substantially all of its assets, (iii) authorizes the distribution to all holders of its Common Stock of evidences of its indebtedness or assets or (iv) effects a liquidation, dissolution or winding up of the Company.

    The Company has reserved from its authorized but unissued shares a sufficient number of Warrant Shares for issuance on exercise of the Warrants. Exercise of each Warrant may be effected by delivery of the Warrant, duly endorsed for exercise and accompanied by payment of the exercise price, to the Warrant Agent. The Warrant Shares issuable on exercise of the Warrants will be, when issued and paid for in the manner contemplated by the Warrants, fully paid and nonassessable.

    For the life of the Warrants, the holders thereof have the opportunity to profit from a rise in the market value of the Company's Common Stock, with a resulting dilution in the interest of all other stockholders. So long as the Warrants are outstanding, the terms on which the Company could obtain additional capital may be adversely affected. The holders of the Warrants might be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided for by the Warrants.

    Except as described above, the holders of the Warrants have no rights as stockholders until they exercise their Warrants.

Preferred Stock

    Under the Company's Certificate of Incorporation, the Board of Directors has the power, without further action by the holders of Common Stock, to designate and issue from time to time Preferred Stock in series having such designations, powers, preferences, rights and limitations, and on such terms and conditions as the Board of Directors may from time to time determine. Such rights and preferences include those as to voting, dividends, redemption, liquidation and conversion, any of which could be dilutive of the interest of the holders of Common Stock. Any issuances of Preferred Stock may have the effect of delaying or preventing a change in control of the Company and may have an adverse effect on the rights of the holders of Common Stock. As of the date of this Prospectus, there are no outstanding shares of Preferred Stock and the Company has no present intention of issuing any shares of Preferred Stock.


Certain Certificate of Incorporation and By-Law Provisions

    The Certificate of Incorporation contains several provisions that may make the acquisition or control of the Company by means of a tender offer, open market purchases, proxy contest or otherwise more difficult. The Company's By-Laws also contain provisions that could have an anti-takeover effect.

    Classified Board of Directors. The Certificate of Incorporation provides for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. The Company believes that a classified board of directors will help to assure the continuity and stability of the board and the Company's business strategies and policies as determined by the Board of Directors.

    The classified board provision could have the effect of making the removal of incumbent directors more time-consuming and difficult, therefore discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions.

    Number of Directors; Removal; Filling Vacancies. The Certificate of Incorporation provides that the number of directors will be fixed from time to time by the Board of Directors.

    Moreover, directors may be removed with or without cause only upon the affirmative vote of holders of at least 66 2/3% of the voting power of the then outstanding shares of any class or series of capital stock of the Company entitled to vote generally in the election of directors (the "Voting Stock"), voting as a class. This provision, when coupled with the provisions of the Certificate of Incorporation authorizing the Board of Directors to fill vacant directorships, will preclude stockholders from removing incumbent directors without the affirmative vote of at least a substantial majority of the Voting Stock and filling the vacancies created by such removal with their own nominees.

    Special Meetings. The Certificate of Incorporation and By-Laws provide that special meetings of stockholders can be called pursuant to a resolution adopted by a majority of the entire Board of Directors, by the Chairman of the Company and by holders of at least 10% of the Voting Stock entitled to cast not less than 10% of the votes at such meeting.

    Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors. The By-Laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors (the "Nomination Procedure") and with regard to other matters to be brought by stockholders before an annual meeting of stockholders of the Company (the "Business Procedure").

    Under the Business Procedure, a stockholder seeking to have any business conducted at an annual meeting must give prior written notice, in proper form, to the Secretary of the Company. The requirements as to the form and timing of that notice are specified in the By-Laws. If the Chairman or other officer presiding at a meeting determines that other business was not properly brought before such meeting in accordance with the Business Procedure, such business will not be conducted at such meeting.

    The Nomination Procedure requires that a stockholder give prior written notice, in proper form, of a planned nomination for the Board of Directors to the Secretary of the Company. The requirements as to the form and timing of that notice are specified in the By-Laws. If the Chairman determines that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director.

    Although the By-Laws do not give the Board of Directors any power to approve or disapprove stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual or any other meeting, the By-Laws (i) may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed or (ii) may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company, even if the conduct of such solicitation or such attempt might be beneficial to the Company and its stockholders. The Company's procedures with respect to all stockholder proposals and the nomination of directors will be conducted in accordance with Section 14 of the Exchange Act and the rules promulgated thereunder.

    Preferred Stock. As described above, the Board of Directors will be authorized to provide for the issuance of shares of Preferred Stock, in one or more series, and to fix by resolution of the Board of Directors and to the extent permitted by the Delaware General Corporation Law (the "Delaware Law"), the terms and conditions of each such series. The Company believes that the availability of the Preferred Stock issuable in series will provide it with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise. Although the Board of Directors has no present intention of doing so, it could issue a series of Preferred Stock that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt.

    Certain Amendments. The Certificate of Incorporation and By-Laws contain provisions requiring the affirmative vote of the holders of at least 66 2/3% of the Voting Stock to amend certain provisions of the Certificate of Incorporation and By-Laws, including the provisions relating to the election, quorum, term, classification of directors, the indemnification of officers and directors and the calling of special meetings.

    Section 203 of the Delaware Law. Although the Certificate of Incorporation and By-Laws contain provisions with the anti-takeover effects described above, the Company has, in its Certificate of Incorporation, expressly elected not to be governed by Section 203 of the Delaware Law, which prohibits certain business combinations with certain stockholders for a period of three years after they acquire 15% or more of the outstanding voting stock of a corporation.

Shareholders Rights Plan

    In September 1995, the Board of Directors of the Company adopted a Shareholders Rights Plan to help protect the Company's stockholders against certain coercive takeovers tactics commonly used by corporate raiders to deprive stockholders of the long-term value of their investment through transactions that do not treat all stockholders equally. Under the terms of the Shareholders Rights Plan, the Board of Directors declared a dividend of one common stock purchase right (a "Right") for each outstanding share of Common Stock held by stockholders of record on November 10, 1995. Each Right entitles the registered holder to purchase from the Company one share of Common Stock at a price of $25.00 per share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of October 24, 1995 between the Company and Continental Stock Transfer & Trust Company, as Rights Agent.

    Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding shares of Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate with a copy of the Summary of Rights to Purchase shares of Common Stock attached thereto. The Rights are not exercisable until the Distribution Date. The Rights will expire on November 10, 2005 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by the Company, in each case, as described below.

    The Purchase Price payable, and the number of shares of Common Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the shares of Common Stock, (ii) upon the grant to holders of the shares of Common Stock of certain rights or warrants to subscribe for or purchase shares of Common Stock at a price, or securities convertible into shares of Common Stock with a conversion price, less than the then current market price of the shares of Common Stock or (iii) upon the distribution to holders of the shares of Common Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in shares of Common Stock) or of subscription rights or warrants (other than those referred to above).

    In the event that, after the Distribution Date, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person and its Affiliates and Associates (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right. If the Company does not have sufficient shares of Common Stock to satisfy such obligation to issue shares of Common Stock, or if the Board of Directors so elects, the Company shall deliver upon payment of the exercise price of a Right an amount of cash or securities equivalent in value to the shares of Common Stock issuable upon exercise of a Right; provided that, if the Company fails to meet such obligation within 30 days following the later of (x) the first occurrence of an event triggering the right to purchase shares of Common Stock and (y) the date on which the Company's right to redeem the Rights expires, the Company must deliver, upon exercise of a Right but without requiring payment of the exercise price then in effect, shares of Common Stock (to the extent available) and cash equal in value to the difference between the value of the shares of Common Stock otherwise issuable upon the exercise of a Right and the exercise price then in effect. The Board of Directors may extend the 30-day period described above for up to an additional 60 days to permit the taking of action that may be necessary to authorize sufficient additional shares of Common Stock to permit the issuance of shares of Common Stock upon the exercise in full of the Rights.

    At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding shares of Common Stock and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one Common Share per Right (subject to adjustment).

    With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Common Stock will be issued and in lieu thereof, an adjustment in cash will be made based on the market price of the shares of Common Stock on the last trading day prior to the date of exercise.

    At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding shares of Common Stock, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

    The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, except that from and after such time as any person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights (other than the Acquiring Person and its Affiliates and Associates).

    Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

    There is no separate public trading market for the Rights. Until the Distribution Date, the Rights may be transferred with and only with shares of Common Stock.

Limitations on Directors' and Officers' Liability

    The Company's Certificate of Incorporation contains a provision which eliminates the liability of a director to the Company and its stockholders for certain breaches of his or her fiduciary duty of care as a director. This provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under the Delaware statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of the Company protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above), including grossly negligent business decisions made in connection with takeover proposals for the Company. As a result of this provision, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director for a breach of his or her duty of care has been limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a directors' breach of his or her duty of care. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    The Company's By-Laws provide mandatory indemnification rights to any officer or director of the Company who, by reason of the fact that he or she is an officer or director of the Company, is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such officer or director in advance of the final disposition of such proceeding in accordance with the applicable provisions of the Delaware law.

Transfer and Warrant Agent

    Continental Stock Transfer & Trust Company is the transfer agent and registrar for the Common Stock and is the transfer agent and registrar for the Warrants under the terms of the Warrant Agreement. Its principal executive offices are located at 2 Broadway, New York, New York 10004.

                               LEGAL MATTERS

    Certain legal matters in connection with the sale of the Warrant Shares offered hereby will be passed upon for the Company by Robinson Silverman Pearce Aronsohn & Berman LLP, 1290 Avenue of the Americas, New York, New York 10104.


                                  EXPERTS

    The consolidated financial statements of the Company incorporated by reference in this Prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and have been incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

===========================================================================

     No dealer, salesman or other person has been authorized to give any information or to make representations other than those contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer of solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                    ___________________________________

                                                                       Page

Available Information . . . . . . . . . . . . . . . . . . . . . . . . . .2

Documents Incorporated by
  Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2

The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3

Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6

Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9

Description of Securities . . . . . . . . . . . . . . . . . . . . . . . 10

Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16




===========================================================================

===========================================================================



                             1,225,100 Shares

                                    of

                 INTERSTATE NATIONAL DEALER SERVICES, INC.
                               Common Stock







                             ________________
                                PROSPECTUS
                             ________________






                              April __, 1997

===========================================================================

                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 15. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law permits the indemnification of directors, officers, employees and agents of Delaware corporations in terms sufficiently broad to include indemnification under certain circumstance for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Certificate of Incorporation of the Company provides that the Company shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits

1.1    Form of Underwriting Agreement.(1)
2.1    Certificate of Merger of INDS Holdings, Inc. ("Holdings") into the
       Company.(1)
3.1    Restated Certificate of Incorporation of the Company.(1)
3.2    Bylaws of the Company, as amended.(1)
3.3    Amended and Restated Certificate of Incorporation of the
       Company.(1)
3.4    Amended and Restated Bylaws of the Company.(1)
4.1    Form of Common Stock Certificate.(1)
4.2    Form of Warrant Agreement and Form of Warrant Certificates.(1)
4.3 Form of Underwriters' Unit Purchase Option Agreement and Form of Unit Purchase Option Certificate.(1)
4.4 Rights Agreement dated as of October 24, 1995 between the Company and Continental Stock Transfer & Trust Company, which includes as exhibits the Form of Right Certificate as Exhibit A and the Summary of Rights to Purchase Common Stock as Exhibit B.(2)
5.1 Opinion of Robinson Silverman Pearce Aronsohn & Berman as to legality of securities being registered.(1)
10.1 Employment Agreement between the Company and Louis F. Dente ("Dente"), dated September 5, 1991.(1)
10.2 Employment Agreement between the Company and Chester J. Luby, dated as of December 1, 1993.(1)
10.3 Employment Agreement between the Company and Cindy H. Luby, dated as of December 1, 1993.(1)
10.4 Employment Agreement between the Company and Lawrence J. Altman, dated as of December 1, 1993.(1)
10.5   Amended and Restated 1993 Stock Option Plan.(1)
10.6 Lease, dated May 8, 1992, between The Towers, as lessor, and the Company, as lessee.(1)
10.7 Commercial Lease and Deposit Receipt, dated June 10, 1992, between H & H Management, as landlord, and the Company, as tenant.(1)
10.8 License Agreement, dated September 25, 1991, between INDS Group, Inc. ("Seller"), as licensor, and the Company, as licensee.(1)
10.9 Promissory Note, dated October 25, 1991, executed by the Company in favor of Target Insurance Ltd. ("Target") in the principal amount of $200,000.(1)
10.10 Restated Contingent Claim Reserve and Administration Escrow Contract, dated August 7, 1991, among Seller (as predecessor-in-interest to the Company), The Travelers Indemnity Company ("Travelers"), Brokerage Professionals, Inc. ("BPI") and The Massachusetts Company, Inc. (the "Escrow Agent").(1)
10.11 Replacement Administrator Agreement, dated October 1, 1991, among Seller (as predecessor-in-interest to the Company), Travelers, BPI and Automotive Professionals, Inc. ("API").(1)
10.12 INDS/BPI-Program Agreement, dated October 1, 1991, among Seller (as predecessor-in-interest to the Company), Travelers and BPI.(1)
10.13 Escrow Account Agreement for Automobile Vehicle Service Contract Primary Loss Reserve Funds, dated August 22, 1991, among Seller (as predecessor-in-interest to the Company), BPI and the Escrow Agent.(1)
10.14 Assumption of Contracts, Rights and Actions, dated November 1, 1991, among the Company, Seller and Travelers.(1)
10.15 Assumption of Contracts, Rights and Actions, dated November 1, 1991, among the Company, Seller and BPI.(1)
10.16 Assumption of Contracts, Rights and Actions, dated November 1, 1991, among the Company, Seller and the Escrow Agent.(1)
10.17 Assumption of Contracts, Rights and Actions, dated November 1, 1991, among the Company, Seller and API.(1)
10.18 Letter Agreement, dated August 8, 1991, with National Warranty Risk Retention Group.(1)
10.19  Form of Independent Agent Agreement.(1)
10.20  Form of Administrator Agreement.(1)
10.21  Form of Dealer Administrator Agreement.(1)
10.22 Promissory Note, dated October 22, 1991, executed by Holdings (as predecessor-in-interest to the Company) in favor of Target, in the principal amount of $100,000. (1)
10.23 Consulting Agreement dated December 1, 1992 between the Company and MRN Capital Company.(1)
10.24 Promissory Note, dated November 12, 1993, executed by the Company in favor of Target, in the principal amount of $60,000.(1)
10.25 Services Agreement, dated as of January 1, 1993, between the Company and Target Agency, Inc.(1)
10.26  Pre-Incorporation Agreement dated September 25, 1991, among Chester
       J. Luby, Louis F. Dente and Alan Pallie.(1)
10.27 Agreement of Purchase and Sale dated September 25, 1991 between the Seller and the Company.(1)
10.28  Form of Service Contract Financing Program Agreement.(1)
10.29  Amendment to Amended and Restated 1993 Stock Option Plan.(1)
10.30 Waiver dated June 27, 1994 from the Company, Chester J. Luby and Joan S. Luby to the Consultant.(1)
10.31 Form of Financial Advisory and Investment Banking Agreement between the Representative and the Company.(1)
10.32 Lease dated December 2, 1994 between The Omni Partners, a Limited Partnership, as lessor, and the Company, as lessee.(3)
10.33  Amendment to Employment Agreement between the Company and Chester
       J. Luby, dated as of May 1, 1996.(4)
10.34 Amendment to Employment Agreement between the Company and Cindy H Luby, dated as of November 1, 1995.(4)
10.35 Amendment to Employment Agreement between the Company and Cindy H. Luby, dated as of May 1, 1996.(4)
10.34  Amendment to Employment Agreement between the Company and Lawrence
       J. Altman, dated as of May 1, 1996.(4)
10.36  The Company's 1996 Incentive Plan.(5)
21.1   List of Subsidiaries.(4)
23.1 Consent of Robinson Silverman Pearce Aronsohn & Berman (included as part of Exhibit 5.1).
23.2 Independent Auditor's Consent of Arthur Andersen LLP (included herewith as page II-6).
24.1   Power of Attorney.(1)
_______________________
(1)    Previously filed.
(2) Incorporated by reference to Registration Statement on Form 8-A dated October 26, 1995.
(3) Incorporated by reference to Annual Report on Form 10-KSB for the fiscal year ended October 31, 1994.
(4) Incorporated by reference to Annual Report on Form 10-KSB for the fiscal year ended October 31, 1996.
(5) Incorporated by reference to Registration Statement on Form S-8, File No. 333-09571.


Item 17.  Undertakings

       The Company hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mitchel Field, State of New York, on April 21, 1997.

                                INTERSTATE NATIONAL DEALER SERVICES, INC.


                                By: /s/ Chester J. Luby
                                   ---------------------------------------
                                   Chester J. Luby, Chief Executive
                                   Officer




    Pursuant to the requirements of the Securities Act of 1933, as amended, this Post Effective Amendment No. 1 on Form S-3 to the
Registration Statement has been signed by the following persons in the capacities and on the date indicated.


           Name                        Title                       Date


     /s/ Chester J. Luby      Chairman, Chief Executive     April 21, 1997
---------------------------   Officer and Director
       (Chester J. Luby)      (Principal Executive Officer)


     /s/ Cindy H. Luby        President, Chief Operating    April 21, 1997
---------------------------   Officer and Director
       (Cindy H. Luby)        (Principal Financial
                              Officer)

     /s/ Zvi D. Sprung        Chief Financial Officer       April 21, 1997
---------------------------   (Principal Accounting
       (Zvi D. Sprung)        Officer)


     /s/ Robert E. Schulman   Director                      April 21, 1997
---------------------------
       (Robert E. Schulman)


     /s/ William Brown        Director                      April 21, 1997
---------------------------
       (William Brown)


     /s/ Donald Kirsch        Director                      April 21, 1997
---------------------------
       (Donald Kirsch)

                               EXHIBIT INDEX

1.1   Form of Underwriting Agreement.(1)
2.1   Certificate of Merger of INDS Holdings, Inc. ("Holdings") into the
      Company.(1)
3.1   Restated Certificate of Incorporation of the Company.(1)
3.2   Bylaws of the Company, as amended.(1)
3.3   Amended and Restated Certificate of Incorporation of the Company.(1)
3.4   Amended and Restated Bylaws of the Company.(1)
4.1   Form of Common Stock Certificate.(1)
4.2   Form of Warrant Agreement and Form of Warrant Certificates.(1)
4.3 Form of Underwriters' Unit Purchase Option Agreement and Form of Unit Purchase Option Certificate.(1)
4.4 Rights Agreement dated as of October 24, 1995 between the Company and Continental Stock Transfer & Trust Company, which includes as exhibits the Form of Right Certificate as Exhibit A and the Summary of Rights to Purchase Common Stock as Exhibit B.(2)
5.1 Opinion of Robinson Silverman Pearce Aronsohn & Berman as to legality of securities being registered.(1)
10.1 Employment Agreement between the Company and Louis F. Dente ("Dente"), dated September 5, 1991.(1)
10.2 Employment Agreement between the Company and Chester J. Luby, dated as of December 1, 1993.(1)
10.3 Employment Agreement between the Company and Cindy H. Luby, dated as of December 1, 1993.(1)
10.4 Employment Agreement between the Company and Lawrence J. Altman, dated as of December 1, 1993.(1)
10.5  Amended and Restated 1993 Stock Option Plan.(1)
10.6 Lease, dated May 8, 1992, between The Towers, as lessor, and the Company, as lessee.(1)
10.7 Commercial Lease and Deposit Receipt, dated June 10, 1992, between H & H Management, as landlord, and the Company, as tenant.(1)
10.8 License Agreement, dated September 25, 1991, between INDS Group, Inc. ("Seller"), as licensor, and the Company, as licensee.(1)
10.9 Promissory Note, dated October 25, 1991, executed by the Company in favor of Target Insurance Ltd. ("Target") in the principal amount of $200,000.(1)
10.10 Restated Contingent Claim Reserve and Administration Escrow Contract, dated August 7, 1991, among Seller (as predecessor-in-interest to the Company), The Travelers Indemnity Company ("Travelers"), Brokerage Professionals, Inc. ("BPI") and The Massachusetts Company, Inc. (the "Escrow Agent").(1)
10.11 Replacement Administrator Agreement, dated October 1, 1991, among Seller (as predecessor-in-interest to the Company), Travelers, BPI and Automotive Professionals, Inc. ("API").(1)
10.12 INDS/BPI-Program Agreement, dated October 1, 1991, among Seller (as predecessor-in-interest to the Company), Travelers and BPI.(1)
10.13 Escrow Account Agreement for Automobile Vehicle Service Contract Primary Loss Reserve Funds, dated August 22, 1991, among Seller (as predecessor-in-interest to the Company), BPI and the Escrow Agent.(1)
10.14 Assumption of Contracts, Rights and Actions, dated November 1, 1991, among the Company, Seller and Travelers.(1)
10.15 Assumption of Contracts, Rights and Actions, dated November 1, 1991, among the Company, Seller and BPI.(1)
10.16 Assumption of Contracts, Rights and Actions, dated November 1, 1991, among the Company, Seller and the Escrow Agent.(1)
10.17 Assumption of Contracts, Rights and Actions, dated November 1, 1991, among the Company, Seller and API.(1)
10.18 Letter Agreement, dated August 8, 1991, with National Warranty Risk Retention Group.(1)
10.19 Form of Independent Agent Agreement.(1)
10.20 Form of Administrator Agreement.(1)
10.21 Form of Dealer Administrator Agreement.(1)
10.22 Promissory Note, dated October 22, 1991, executed by Holdings (as predecessor-in-interest to the Company) in favor of Target, in the principal amount of $100,000. (1)
10.23 Consulting Agreement dated December 1, 1992 between the Company and MRN Capital Company.(1)
10.24 Promissory Note, dated November 12, 1993, executed by the Company in favor of Target, in the principal amount of $60,000.(1)
10.25 Services Agreement, dated as of January 1, 1993, between the Company and Target Agency, Inc.(1)
10.26 Pre-Incorporation Agreement dated September 25, 1991, among Chester
      J. Luby, Louis F. Dente and Alan Pallie.(1)
10.27 Agreement of Purchase and Sale dated September 25, 1991 between the Seller and the Company.(1)
10.28 Form of Service Contract Financing Program Agreement.(1)
10.29 Amendment to Amended and Restated 1993 Stock Option Plan.(1)
10.30 Waiver dated June 27, 1994 from the Company, Chester J. Luby and Joan S. Luby to the Consultant.(1)
10.31 Form of Financial Advisory and Investment Banking Agreement between the Representative and the Company.(1)
10.32 Lease dated December 2, 1994 between The Omni Partners, a Limited Partnership, as lessor, and the Company, as lessee.(3)
10.33 Amendment to Employment Agreement between the Company and Chester J. Luby, dated as of May 1, 1996.(4)
10.34 Amendment to Employment Agreement between the Company and Cindy H Luby, dated as of November 1, 1995.(4)
10.35 Amendment to Employment Agreement between the Company and Cindy H. Luby, dated as of May 1, 1996.(4)
10.34 Amendment to Employment Agreement between the Company and Lawrence
      J. Altman, dated as of May 1, 1996.(4)
10.36 The Company's 1996 Incentive Plan.(5)
21.1  List of Subsidiaries.(4)
23.1 Consent of Robinson Silverman Pearce Aronsohn & Berman (included as part of Exhibit 5.1).
23.2 Independent Auditor's Consent of Arthur Andersen LLP (included herewith as page II-6).
24.1  Power of Attorney.(1)
_______________________

(1)   Previously filed.
(2) Incorporated by reference to Registration Statement on Form 8-A dated October 26, 1995.
(3) Incorporated by reference to Annual Report on Form 10-KSB for the fiscal year ended October 31, 1994.
(4) Incorporated by reference to Annual Report on Form 10-KSB for the fiscal year ended October 31, 1996.
(5) Incorporated by reference to Registration Statement on Form S-8, File No. 333-09571.